Exhibit 1.10

For Immediate Release➢➢➢	For More Information➢➢➢
July 26, 2005	Kara Hoffman
Articulate Communications Inc.
212.255.0080, ext. 13
khoffman@articulatepr.com
Major Netherlands Seafood Processor Selects
Ross Systems’ iRenaissance Software for Food Processors
Foppen Eel and Salmon to Improve Production, Support Company Growth
And Address Food Safety Issues With the Ross ERP and Supply Chain Management Solutions
ATLANTA and HARDERWIJK, THE NETHERLANDS — July 26, 2005 — Ross Systems, Inc. (“Ross”), a global provider of enterprise software solutions and a subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that Foppen Eel and Salmon, the largest producer of eel and salmon products in the Netherlands, has chosen Ross’s iRenaissance enterprise software solution. The company selected Ross to improve its manufacturing processes, support overall growth and comply with food safety regulations.
Foppen Eel and Salmon specializes in the development, production and sales of a broad range of eel and salmon delicacies. The company sells branded and private-label products to retailers, wholesalers, catering services and industrial enterprises in the Netherlands and internationally. Over the past few years, the company grew quickly and built an additional manufacturing facility to support order volume. The modernized building separates production lines into eel and salmon and is designed to adhere to food safety, hygienic regulations and environmental regulations, specifically Hazard Analysis Critical Control Point (HACCP) and British Retail Consortium (BRC) regulations. To manage these new state-of-the-art operations and adhere to food safety compliance regulations, Foppen chose to standardize on the iRenaissance ERP system.
“To maintain our leadership position, we needed an integrated business system to ensure our manufacturing processes were working at optimal levels,” said Evert Malestein for Foppen Eel and Salmon. “Ross provided just this, as well as unparalleled expertise in working with food processors.”
Standardizing on iRenaissance allows Foppen to integrate production, logistics, administrative and financial processes. It also provides an operational system of record that supports bi-directional lot tracing and accurate product labeling. The company is now poised to further improve overall supply chain management, distribution and logistics capabilities and better support future technology initiatives like RFID. Foppen has begun implementation and expects to complete the project by year end 2005.

Global Headquarters ➢ Ross Systems, Inc. ➢ Two Concourse Parkway, Suite 800 ➢ Atlanta, GA 30328 ➢ USA
WWW.rossinc.com ➢ +1770.351.9600

“Food and beverage companies around the world are turning to Ross to address similar industry-specific issues including perfect order performance, product labeling, traceability and other food safety requirements,” said Scot McLeod, vice president of marketing for Ross. “Our proven enterprise business solutions help companies like Foppen to support continued company growth while maintaining a critical eye toward industry and government regulations.”
About Foppen Eel and Salmon
Foppen Eel and Salmon is a leading, rapidly expanding business specializing in the development, production and sales of eel and salmon specialties, which are renowned for their excellent quality. Foppen’s products are sold to retailers, wholesalers, catering services and industrial enterprises in the Netherlands and abroad, both as a private-label and as a generic brand. At present, Foppen Eel and Salmon in Harderwijk, Netherlands employs 180 staff. The company’s subsidiary in Greece employs 65 staff. For more information, visit www.foppenpalingenzalm.nl/english/englishhome.html.
About Ross Systems
Ross Systems, Inc., an enterprise software subsidiary of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.
About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 1,800 employees with operations in 14 countries.
For more information about CDC Corporation, please visit the website
www.cdccorporation.net.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to anticipated results to be achieved by Foppen Eel and Salmon based on its utilization of Ross Systems iRenaissance solution such as improving manufacturing processes, supporting overall growth, complying with food safety regulations, and integrating production, logistics, administrative and financial processes. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Ross’ enterprise software solutions, continued commitment to the deployment of the solution, and the ability of staff to utilize the enterprise software to achieve the customer’s expectations. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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